Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Bloomberg	BLOOMBERG INDEX SERVICES LIMITED 731 Lexington Avenue New York, NY 10022
AMENDMENT SERVICE SCHEDULE PRODUCT LICENSE

This Amendment (the “Amendment”) to the Service Schedule Product License with an Effective Date of October 6, 2022 (the “Service Schedule”) by and between Bloomberg Index Services Limited (“BISL”) and Strive Asset Management LLC (“Licensee”), as such Service Schedule incorporates the terms and conditions contained in the Master Index Services License Agreement no. [ ] entered into between BISL and Licensee (the “Master Agreement”). This Amendment together with the Service Schedule and Master Agreement shall be collectively referred to hereinafter as the “Agreement”. Capitalized terms that are not defined in this Amendment shall have the meaning given to them in the Service Schedule and Master Agreement, as applicable.
In consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, BISL and Subscriber hereby agree and acknowledge the following:
1.The following BISL Materials are hereby added to the table in in Section 2 (A) of the Service Schedule and included in the license grant for use by Subscriber to create, issue, trade, sell, distribute, market and/or promote the Financial Product(s) set forth below in the listed Territory.

Index/Indices	Mark(s)	Financial Product(s)	Territory
Bloomberg US Large Cap Index (B500)	Name of Index	ETF	AMERICA
2.The Annex 2 Paragraph 2 of the Service Schedule shall be amended to add the following: Group IV Indices
The License Fee payable by Licensee to Licensor with respect to the Financial Products based on the Indices within the Index family(ies) set forth below (“Group IV Indices”) shall be a fee equal to USD $[ ] per year; provided, however, this clause in the event that the Licensee’s Assets Under Management specifically pertaining to the Financial Products based on the Group IV Indices exceed USD $[ ] Billion, the Licensee shall also pay the Licensor an additional fee. This additional fee shall be calculated as [ ] basis points (bps) of the Licensee’s Assets Under Management that exceed USD $[ ] Billion, again, specifically with respect to the Financial Products based on the Group IV Indices.
a. Bloomberg US Large Cap Index (B500)
Notwithstanding anything to the contrary set forth herein, for the first six months of this Amendment to this Service Schedule, Licensor shall waive the Minimum Fee payable under this Service Schedule (the “Fee Waiver”) so long as Licensee remains in compliance with the Service Schedule provided, however, such Fee Waiver shall terminate hereunder if Licensee terminates the Internal Use Schedule.
3.This Amendment shall commence as of January 1, 2024 and shall remain in full force and effect throughout the Term of the Service Schedule (including any renewals thereof, unless terminated in accordance with the terms of the Agreement.
4.This Amendment. including any modifications, waivers or notifications relating thereto, may be executed and delivered by facsimile, electronic mail, or other electronic means, including via a website designated by BISL by completing the procedures specified on that website. Any such facsimile, electronic mail transmission, or communication via such electronic means shall constitute the final agreement of the parties and conclusive proof of such agreement. and shall be deemed to be in writing and to have the same effect as if signed manually. Subscriber agrees that it has the ability to store the information delivered to Subscriber electronically such that it remains accessible to Subscriber in an unchanged form. Each Party represents that the person signing on its behalf has the legal right and authority to execute, enter into and bind such party to the commitments and obligations set forth herein.
5.Except as otherwise amended and supplemented herein, all other terms and conditions of the Service Schedule shall remain in full force and effect.

Account:	[ ]	Agreement:	[ ]	Order:	[ ]	DT: [ ]	CI:BISL	Pg 1 of 3	BISLAmd+ 02/23/22

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed through its duly authorized representative.

STRIVE ASSET MANAGEMENT LLC	BLOOMBERG INDEX SERVICES LIMITED

By:	By:	/s/ Dave Gedeon
Print Name:	Print Name:
Title:	Title:	Authorized Signatory 12/22/2023
Date:	Date:

Account:	[ ]	Agreement:	[ ]	Order:	[ ]	DT: [ ]	CI:BISL	Pg 1 of 3	BISLAmd+ 02/23/22

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Electronically accepted via Web (6125845)

BENJAMIN PHAM
Signature
CFO
BENJAMIN PHAM 12/22/2023 15:45:33 EST
Full Name

Account:	[ ]	Agreement:	[ ]	Order:	[ ]	DT: [ ]	CI:BISL	Pg 1 of 3	BISLAmd+ 02/23/22